Exhibit 10.6

AMENDED AND RESTATED AGENT AGREEMENT

This Amended and Restated Agent Agreement (“Agreement”), effective as of [April 2, 2018] [March 30, 2018] (“Effective Date”) is entered into by and between [EMC Corporation, a Massachusetts company, with offices at 176 South Street, Hopkinton, Massachusetts] [EMC Information Systems International, an Irish company with offices at Ovens, County Cork, Ireland], (“Agent”) and [Pivotal Software, Inc. (formerly known as GoPivotal, Inc.), a Delaware company with a principal place of business at 875 Howard Street, 5th floor, San Francisco, CA  94103 as successor-in-interest to GoPivotal Inc. under the Domestic Reseller Agreement (defined below)] [Pivotal Software International (formerly known as GoPivotal International Limited), an Irish company with a principal place of business at Ovens, County Cork, Ireland] (“Principal”).  This Agreement amends, restates, and supersedes the Agent Agreement effective as of January 1, 2016 between the parties.

Background

Principal and Agent are affiliated companies engaged in the business of developing, marketing, and distributing certain software, subscriptions to software and related products and services.

Principal has the right to market and distribute the Pivotal Offerings (as defined below) in [certain territories throughout the world excluding] Mexico and United States.

Agent and Principal had previously entered into an Agent Agreement, effective as of January 1, 2016, as amended (the “Original Agent Agreement”).

The parties desire to amend and restate the Original Agent Agreement under which Agent will market and distribute the Pivotal Offerings in the Territory defined below and to supersede the Original Agent Agreement.  In view of Agent’s desire to concentrate its efforts on its sales and marketing functions and invest as little capital as possible, Agent proposes to act in its own name, but as an agent of Principal, in connection with such activities.

Principal wishes to take advantage of Agent’s personnel and expertise for purposes of marketing and distributing the Pivotal Offerings in the Territory and is prepared to assume the economic risks of such activities.

The parties desire for Agent and Channel Partners (as defined below) to be able to distribute Pivotal Offerings through Agent’s chosen marketing channels.

The parties intend for Agent to retain all interactions with its Channel Partners except as specifically stated in this Agreement; and

The parties intend for Principal to be responsible for the Delivery of Pivotal Offerings, Installation, if applicable, of Pivotal Software, and all Support for Pivotal Software and Pivotal Subscription Services.

In consideration of the premises and covenants set forth herein and intending to be legally bound, the parties hereby agree as follows:

Agreement

This Agreement supersedes and replaces the Original Agent Agreement.

1.0                    DEFINITIONS

1.1                    “Business Days” means all days excluding Saturdays, Sundays and weekdays on which there is no planned trading on the New York Stock Exchange.

1.2                    “Channel Partner” means any business entity used by Agent to market or distribute Pivotal Offerings, directly or indirectly, in accordance with the terms of this Agreement.

1.3                    “Delivery” and “Deliver” means: (i) for Pivotal Software, the date on which Principal has provided the End User the information that the End User needs to download the Pivotal Software from PivNet; and (ii) for Pivotal Subscription Services, the date on which Principal has provided End User with sufficient information to allow End User to download or access and use the Pivotal Subscription Services.

1.4                    “Documentation” means, collectively, the operating instructions, release notes, media, printed materials, and user manuals and/or help files for the Pivotal Offerings in electronic or written form.  The Documentation can be found at https://docs.pivotal.io/.

1.5                    “End User” means a third party that acquires the right to use one or more Pivotal Offerings for its own internal business use and not for further licensing or distribution.

1.6                    “Installation” means that Principal has installed all of the Pivotal Software, when applicable, and Principal has successfully completed all operational tests to demonstrate that the Pivotal Software is performing in accordance with Principal’s applicable Documentation.

1.7                    “PivNet” means Pivotal Network which is found at https://network.pivotal.io/.

1.8                    “Pivotal Professional Services” means Pivotal software development, Licensed Software-related services, or both, all as more fully described in a statement of work or service brief that Agent presents to End User (directly or through its Channel Partner).

1.9                    “Pivotal Software” means Principal’s software products in object code format listed in the Plan of Record and incorporated herein, and all bug fixes, updates and new releases of such Pivotal Software and related Documentation.  The parties may agree from time to time to modify the list of Pivotal Software products identified in the Plan of Record and offered under this Agreement.

1.10             “Pivotal Offerings” means individually and/or collectively (as the context requires), Pivotal Software, Support, Pivotal Subscription Services, Pivotal Professional Services, and any other product or service that the parties mutually agree to add to the Agreement.

1.11             “Pivotal Subscription Services” means Pivotal Cloud Foundry, Pivotal Big Data Suite and the other software offerings that Principal licenses and sells on a subscription basis and to which Agent and Channel Partners may sell subscriptions to pursuant to this Agreement.  The parties may agree from time to time to modify the list of Pivotal Subscription Services offered under this Agreement.

1.12             “Plan of Record” means the mutually agreed business plan, as updated by mutual agreement from time to time during the term of the Agreement, that includes the Pivotal Offerings, commission rates that Principal will pay Agent as compensation for the sale of Pivotal Offerings and other operational information regarding the business conducted under this Agreement.

1.13             “PO” means a written or electronic purchase order signed or otherwise issued by an authorized representative of the person who seeks to purchase one or more Pivotal Offerings.

1.14             “Support” means the collective reference to support and maintenance services terms and conditions for Pivotal Software and Pivotal Subscription Services provided by Principal directly to End Users as stated in Exhibit C (“Support Services”).

1.15             “Territory” means [all countries in the world except] the United States and Mexico.

2.0                    PIVOTAL OFFERINGS AND RESTRICTIONS

2.1                    Appointment.  Principal hereby authorizes and appoints Agent [in the Territory] as a non-exclusive agent for the purpose of marketing and selling Pivotal Offerings directly in Agent’s own name under Agent’s standard terms with appropriate Pivotal-specific terms as Principal may provide from time to time and through Channel Partners.  Principal will distribute (i) the licenses to the Pivotal Software directly to End Users (ii) the license keys or authorization codes (as applicable) and information necessary for End Users to access the Pivotal Subscription Services and Support; and (iii) provide Pivotal Professional Services pursuant to statements of work (“SOWs”) that Agent (or its Channel Partner) may enter into with End Users on behalf of Principal.  Nothing in this Agreement shall be construed to limit Principal’s right (a) to directly or indirectly market the Pivotal Offerings in the Territory, or (b) to appoint additional persons to market and distribute the Pivotal Offerings in the Territory.  Principal shall have no obligation to pay to Agent any commissions for Pivotal Offering sales/licenses that are made directly or indirectly by Principal or other persons appointed by Principal.  Agent agrees that it shall at all times adhere to the directions and instructions of Principal with respect to the marketing and selling of Pivotal Offerings in the Territory.  Agent shall conduct its activities under this Agreement in a lawful manner and in accordance with the business conduct guidelines that Agent has adopted.  Agent will provide a copy of its business conduct guidelines to Principal upon request.

2.1.1                                Permitted Transactions.  Agent shall enter into and perform its obligations under this Agreement in its own name, but as the agent of Principal.  Agent is not authorized to acquire any Pivotal Offerings for its own use within Agent’s IT production environment pursuant to this Agreement.

2.2                    Rights Granted; Limitations

2.2.1                                Non-Production Use.  Principal hereby grants to Agent a non-exclusive, fee-free license in the Territory to use the Pivotal Software, Pivotal Subscription Services and Documentation for internal testing, quality assurance, backup and training for Agent, Channel Partners and End Users.  Principal will provide Agent with a reasonable number of copies of the Pivotal Software and access rights to the Pivotal Subscription Services for such use.

2.2.1(a)      Timing.  Principal agrees to offer all generally available product features, functions, online services, support, maintenance and other related services to Agent under the terms of this Agreement as early as it makes any of the foregoing available to any of its other customers purchasing Pivotal Offerings.  Principal shall offer all generally available bug fixes, updates and other new versions of the Pivotal Software and Pivotal Subscription Services to Agent during the term of this Agreement as soon as such improvements have been released by Principal’s quality assurance organization. Principal does not need to provide Agent with any advance notice of bug fixes.

2.2.2                                Marketing and Trial Use.  Principal hereby grants to Agent at no additional cost a non-exclusive license in the Territory to display, reproduce, have reproduced and use a reasonable number of copies of the Pivotal Software and related Documentation, directly and indirectly through Channel Partners, for marketing purposes, including a limited trial use for potential End Users.

Principal will provide Agent and Channel Partners with a reasonable number of copies for such use.  Principal further grants to Agent at no additional cost a non-exclusive license in the Territory to access and use the Pivotal Subscription Services and related Documentation, directly and indirectly through Channel Partners, for marketing purposes and to provide potential End Users with a limited trial use of the Pivotal Subscription Services.

2.2.3                                Non-exclusive Agreement.  Subject to the obligations of confidentiality of Section 12, nothing in this Agreement shall be construed to preclude Agent from directly or indirectly designing, developing, acquiring, using, marketing, licensing and/or selling any software that is similar, related or competitive with Pivotal Software or Pivotal Subscription Services, and nothing shall be construed to prevent Principal from licensing Pivotal Software or Pivotal Subscription Services to distributors and End Users in the Territory either directly or through other third parties.

2.2.4                                Limitations.  Principal grants to Agent only the rights specifically stated in this Agreement.  Agent shall not attempt to modify, reverse engineer, recompile, disassemble, decode or translate the Pivotal Software or Pivotal Subscription Services.  Except as expressly authorized by Principal, Agent shall not make representations or warranties with respect to the Pivotal Offerings greater in scope or duration than those generally made by Principal in its standard terms and conditions of sale for the Territory.

2.3                    Trademark License to Agent.  Principal hereby grants to Agent and its Channel Partners, during the term of this Agreement, a non-exclusive, worldwide, fee-free license [in the Territory] to use Principal’s logos and trade names (“Licensed Marks”) identified on Exhibit B in connection with such entities’ distribution, advertisement, and promotion of Pivotal Offerings.  Agent and Channel Partners will use the Licensed Marks in accordance with Principal’s reasonable usage guidelines as provided by Principal to all of its channel partners from time to time.  All resulting use of such Licensed Marks shall inure solely to the benefit of Principal or its licensors.

3.0                     PURCHASE ORDERS

3.1                    Placing Purchase Orders.  Agent will submit a written or electronic PO using SupplyNet for all Pivotal Offerings ordered from Principal.  Purchase orders will specify Agent’s part numbers, Pivotal Offering model numbers, and total dollar amount.  Principal shall acknowledge receipt of Agent’s order and communicate Principal’s Delivery date via Agent’s SupplyNet website by 7:00 AM ET the next Business Day, except for end-of-quarter orders, which will be conducted in accordance with the schedule listed in Plan of Record following receipt.  Principal’s acceptance shall neither change nor add to the provisions of this Agreement.  Principal shall accept such orders at lead-times specified in the Plan of Record, provided such orders comply with the terms of this Agreement.  If within two (2) Business Days from Principal’s receipt of an Agent order, Agent does not receive written and/or electronic notice from Principal rejecting the Agent order and specifying the reasons for such rejection, then the Agent order shall be deemed accepted by Principal. Principal shall communicate any changes to its Delivery dates via Agent’s SupplyNet Website.  In the event of a conflict between the provisions of this Agreement and the terms and conditions of Agent’s PO, the provisions of this Agreement shall prevail. Any additional terms contained in Agent’s POs or Principal’s order acknowledgements shall not be binding unless accepted by the other party in writing.

3.2                    Risk of Loss.  Principal shall retain risk of loss for the Pivotal Offerings until Delivery of the Pivotal Offerings to the End User.

3.2.1                                No Passage of Title.  Agent shall at no time acquire title, to the extent relevant, to Pivotal Offerings provided to End Users.

3.3                    Processing Orders.  The parties will process and fulfill End User POs as mutually agreed from time to time.  PO numbers shall be referenced on all correspondence and invoicing relating to each order.

4.0                     RECEIVABLES, PROCEEDS AND COMPENSATION OF AGENT

4.1                    No Assumption of Payment Risk.  Agent shall endeavor to collect amounts that End Users owe for the Pivotal Offerings in a timely manner, provided that Principal shall bear the risk of non-payment for any such amounts.

4.2                    Ownership of Receivables and Collection Authority

4.2.1                                To the extent permitted by law, all accounts receivable resulting from the distribution of the Pivotal Offerings by Agent pursuant to this Agreement will be owned by Principal ab initio.

4.2.2                                In so far as any accounts receivable or other claims are not owned by Principal ab initio, Agent hereby assigns, in advance, to Principal any and all such accounts receivable or other claims, and Principal hereby accepts such assignment.

4.2.3                                In so far as neither subsection 5.2.1 nor subsection 5.2.2 above applies, Agent agrees to hold all such accounts receivable or other claims for the sole benefit of Principal.

4.2.4                                In any case, Agent shall be authorized and empowered to collect all sales proceeds and fees from End Users in Agent’s name, but for Principal’s account.

4.3                    Ownership of Payments.  The parties acknowledge and agree that all payments received from End Users in connection with the distribution of Pivotal Offerings shall be held for the account of Principal.  With respect to the Pivotal Offerings distributed under this Agreement, Agent shall instruct End Users to pay into a bank account designated by Agent (the “Bank Account”).  If Agent receives Pivotal Offering revenue from any End User into some other account, Agent shall in due course remit such revenue into the Bank Account.

4.4                    Transfer to Principal of Payments Received.  All payments received by Agent into the Bank Account shall be transferred to Principal within sixty (60) calendar days of receipt or as otherwise agreed to by the parties.  Agent shall have no obligation to transfer any amount to Principal under this Agreement with respect to any Pivotal Offering until Agent has received payment therefor.  Except as specified in this Section 4.4, Agent shall not make any deduction from or retain any amount or otherwise interfere with the transfer to Principal of the payments received; provided, however, that Agent is entitled to transfer the following amounts to its own account and to deduct such amounts from payments transferred to Principal:  (a) Agent’s commission as calculated under Section 4.4 hereof, and (b) local value added tax which is included in the payments received into the Bank Account and for which Agent is liable under local law.

4.5                               Payment Terms. The parties will make payments in accordance with this section unless otherwise agreed.   Charges for all licenses of Products and End User Services sold by Agent on Principal’s behalf shall be invoiced by Agent quarterly in arrears within ten (10) days of the end of each fiscal quarter. The invoice provided by Agent to Principal shall list under the title “Distribution Agreements,” the “Deferred Revenue,” “I/C Revenue” and “I/C COGS” for the applicable period. The invoice shall also include a separate accounting of (i) all charges for Services (as defined in that certain Shared Services Agreement, dated on or about March 30, 2018, by and between Principal and Dell, Inc. as amended (the “SSA”)) under the SSA and (ii) all amounts owed between Agent and Principal under that certain Amended and Restated Employee Matters Agreement dated on or about March 30, 2018, by and among Dell Inc., VMware and Principal. The invoice shall also segregate each of the charges to reflect to which Pivotal legal entity such charges will apply. Each such invoice provided by Agent to Principal shall be directed to the Corporate Controller of

Principal, or such other individual designated in writing from time to time by the Corporate Controller. Each such invoice shall be payable with sixty (60) days after the end of the most recent fiscal quarter. Payment of an invoice shall not constitute or imply acceptance of the Products or End User Services or relieve Principal of any obligations assumed under this Agreement, nor prevent Agent or Principal from asserting any other rights it may have under this Agreement.

4.5.1                     Reconciliation. If either party, in good faith, disputes any invoiced charge, the disputing party shall promptly notify the other party, and in no event later than forty-five (45) days following receipt of an invoice (unless the Parties agree otherwise or such invoice is incomplete with respect to any charges for such fiscal quarter), of such disputed charge(s) listing all disputed items and providing a reasonably detailed description of each disputed item (the “Dispute Notice”). The Dispute Notice shall include the aggregate amount, if any, paid by Agent to Principal for orders of the Products or End User Services and for which Agent was not paid, or not paid fully, by the End User. Agent shall not be responsible for such unpaid or incompletely paid orders. The parties shall seek to resolve all disputes expeditiously and in good faith. Any resulting changes to the prior quarter invoice shall be reflected on the next quarter’s invoice and netted and/or paid as appropriate.

4.6                    Compensation of Agent

4.6.1                                Commission Rate.  In consideration for Agent’s performance of its duties hereunder, Principal shall pay Agent a commission with respect to the various Pivotal Offerings that Agent sells as set forth in Exhibit A hereto.

4.6.2                                Modification to Commission Rates.  Principal and Agent shall review the commission rates as set forth in Exhibit A on an annual basis (or earlier if the parties agree).  At the end of each calendar year, Principal and Agent may agree to revise the commission rates.  Any change to Exhibit A shall be applicable to all revenue invoiced by Agent after the effective date of such change.

4.6.3                                Accounting Periods and Itemization.  The parties will agree on internal reporting procedures from time to time.  If required by applicable law, Principal shall regularly provide Agent with value added tax invoices in order to provide Agent with sufficient documentary evidence to support a claim for the value added tax charges as input tax.

4.6.4                                Payment of Commissions.  To the extent that the commission has not already been retained by Agent pursuant to Section 4.4 hereof, commissions shall be payable in Agent’s local currency in accordance with Section 4.5 above.

4.7                    Form of Payments.  Unless otherwise agreed between the parties, all payments hereunder shall be made in Agent’s local currency, provided that Principal shall bear any currency risks associated with the transactions contemplated hereunder.  To claim reimbursement for currency losses pursuant to this Section 4.7, Agent shall present a claim to Principal within sixty (60) calendar days of the calendar year during which the loss was incurred which describes the transactions involved and the basis for calculating such loss.

5.0            DELIVERY

5.1                    Delivery of Pivotal Software.  Principal will Deliver the Pivotal Software to End Users via electronic download from Principal’s download website at https://network.pivotal.io/.

5.2                    Late Delivery of Pivotal Software.  If Principal anticipates that it will not supply any Pivotal Offering by the required Delivery date, Principal shall notify Agent immediately.  The notification may be communicated verbally or by email or facsimile, provided that Principal shall use reasonable efforts to obtain Agent’s acknowledgment of the notice of anticipated delay.  Principal and Agent will jointly develop alternatives to resolve any late Delivery of the Pivotal Offering.  Principal will develop recovery plans with new committed Delivery dates and communicate such plans to Agent within twenty-four (24) hours of missed a Delivery.

5.3                    Additional Pivotal Offerings Information.  Principal will provide, to the extent relevant, the following information about its Pivotal Offerings in writing within two (2) weeks of receiving a written request from Agent: i) country of origin; ii) NAFTA preference criteria; iii) harmonized scheduled tariff classification number; and iv) export commerce control number.

5.4                    Delivery of Pivotal Professional Services.  Agent will resell Pivotal Professional Services by entering into an agreement with End Users (or Channel Partner) that includes the Pivotal Professional Services terms.  Principal will be solely responsible for performing the Pivotal Professional Services sold to End Users under this Agreement.  Principal will compensate Agent for the resale of Pivotal Professional Services in accordance with Exhibit A and this Agreement.

6.0                    WARRANTY

6.1                    Pivotal Offering Warranty.  Principal warrants to Agent that it will provide and perform for End Users the applicable warranty, if any, for the Pivotal Offerings stated in Principal’s standard end user terms and conditions.  Principal acknowledges that, on occasion, Agent may be asked by an End User to exercise the End User’s warranty and support rights on behalf of the End User.  Principal agrees to allow Agent to do so and in such instances will provide the warranty and Support Services to the End User through Agent to meet the End User’s business needs within the scope of this Agreement.

6.2                    Full Authority.  Principal has the right to provide the Pivotal Offerings to End Users, including any rights needed with respect to any third party proprietary software contained in the Pivotal Offerings.

6.3                    No Adverse Claims.  As of the Effective Date, no material claim of violation of an intellectual property or proprietary right has been asserted against Principal with respect to the Pivotal Offerings that has not been dismissed with prejudice.  Further, Principal is not aware of any such claim being contemplated by a third party.

6.4                    Disclaimer.  THE FOREGOING WARRANTIES SET FORTH IN THIS SECTION 6 ARE IN LIEU OF, AND PRINCIPAL EXPRESSLY DISCLAIMS, ALL OTHER REPRESENTATIONS, WARRANTIES OR CONDITIONS, WHETHER EXPRESS, IMPLIED, WRITTEN OR ORAL, STATUTORY OR ARISING BY OPERATION OF LAW, COURSE OF DEALING OR PERFORMANCE, OR USAGE OF TRADE, INCLUDING, WITHOUT LIMITATION, THE IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, OR NON-INFRINGEMENT.

7.0                    SUPPORT

7.1                    By Principal to End Users.  When applicable, Principal will provide Support directly to End Users subject to payment therefor.  Agent and its Channel Partner are authorized to sell Principal’s contracts for Support to End Users.  The Support Services agreement shall be executed between Principal and the End User.  Agent will receive the mutually-agreed fees for Support Services either alone or as part of Pivotal Subscription Services if Agent concludes such a sale.

7.2                    Cooperation.  The parties agree to cooperate with respect to End User Support to help End Users obtain the Support they purchase.

7.3                    Software Assurance

7.3.1                                Security Vulnerability.  A “Security Vulnerability” is a set of conditions that leads or may lead to an implicit or explicit failure of the confidentiality, integrity or availability of a system. Security Vulnerabilities include, but are not limited to: (i) Executing commands as another user; (ii) Accessing data in excess of specified or expected permission; (iii) Posing as another user or service within a system; (iv) Causing an abnormal denial of service; (v) destroying data without permission; or (vi) Exploiting an encryption implementation weakness that significantly reduces the time or computation required to recover the plaintext from an encrypted message.  Principal shall follow industry-standard software assurance practices (such as standards developed by SAFECode.org, ISO or any successor or similar industry organization) to minimize the risk of Security Vulnerabilities being introduced in the Pivotal Software provided to Agent at any point in the product lifecycle.   Upon external discovery (including, without limitation, by Agent or one of its customers) of any Security Vulnerability in the Pivotal Software, Principal shall follow industry best practices for handling and responding to vulnerabilities such as ISO Standards 29147 and 30111.

7.3.2                                Backdoor.  A “Backdoor” is an intentionally included, undocumented method or other deliberately included malicious software that provides unauthorized access to a program, online service or system.  Backdoors can include, but are not limited to, harmful code, time bombs, viruses, worms or similar software which may deactivate or electronically repossess the Pivotal Software or other software, take possession of data, or cause damage to any product or data. Principal covenants, represents and warrants that Pivotal Software provided to Agent does not and shall not contain any Backdoors.

7.4                               Authenticity & Integrity.  Principal shall have a mechanism for demonstrating the authenticity and integrity of the Pivotal Software provided to Agent (e.g., digitally signing mobile code or distributing verifiable product code from a trusted web site).

8.0                    NEW TECHNOLOGY

8.1                    If Principal acquires or develops a type of software or service which is like one or more of the Pivotal Offerings, or performs a similar function, or would obsolete one or more of the Pivotal Offerings due to new technology, Principal will give Agent notice at least 60 days prior to the release of a new product, furnish Agent with the specifications and other pertinent information, and at the request of Agent, support an engineering evaluation of the product upon the availability of a working version.  The new software or service will thereafter be considered a Pivotal Offering under the terms and conditions of this Agreement.  Principal will continue to provide Support for the original Pivotal Offering as well as the new offering in accordance with this Agreement

9.0                    REVIEW AND PLANNING MEETINGS

9.1                    Liaisons.  Principal and Agent shall each appoint a business manager as primary points of contact to manage the parties’ relationship under this Agreement.  These liaisons will also be responsible for coordinating meetings and reports provided for in this Agreement.  The names, telephone and email addresses of the liaisons will be provided by the parties to each other within two (2) weeks of the Effective Date, and the liaisons may be changed by written notice from one party to the other.

9.2                    Business Manager Meetings.  The parties will conduct quarterly business review meetings to review the business conducted in the prior quarter.  Agent and Principal will determine the location and times for these meetings.  The purpose of these meetings is listed below:

a.                                                  Review Principal’s performance over the past quarter;

b.                                                  Review action items and resolution;

c.                                                   Identify opportunities and areas of improvement;

d.                                                  Agree on commitments, set target dates, and define “persons” responsible;

e.                                                   Review appropriate Principal reports; and

f.                                                    Review Principal quality and reliability improvement plans.

9.3                    Senior-level Reviews.  In addition to the quarterly business meeting referenced in Section 9.2, the parties will conduct senior-level strategic quarterly business meetings to review, at a minimum, Principal’s 12-month technology roadmap for the Pivotal Offerings, interoperability testing and improvement, and integration of Principal’s Pivotal Software roadmap with Agent’s overall information life-cycle management strategy and follow-on marketing programs.

10.0             INDEMNIFICATION AND LIMITATION OF LIABILITY

10.1             Property Damage; Warranty Claims.  Principal shall indemnify, defend and hold harmless Agent, its Affiliates, Channel Partners and End Users from any liabilities, claims, demands, suits (and any costs, judgments and settlement amounts associated therewith) made against such indemnified parties by third parties for (a) damage to real property and tangible personal property, bodily injury, personal injury, or death, caused by or arising from (i) the Pivotal Offerings or (ii) the negligence or willful misconduct of Principal or any person or party performing Principal’s obligations hereunder; (b) alleged breach of Principal’s Pivotal Offerings warranties.  Agent will provide Principal (1) prompt notice in writing of any such claims (but late notice shall not void Principal’s obligations in this Section unless the lateness itself prejudiced Principal’s ability to fulfill its obligations), (2) sole control of the defense of such claims and all negotiations for its settlement and compromise, and (3) reasonable cooperation from Agent, as applicable, at Principal’s expense in the defense or settlement of such claims.  When settling or compromising any claim, Principal shall not, without Agent’s written approval, make any admission of facts that expose Agent to the imposition of punitive damages or other claims that are not covered by this indemnification.  Principal shall carry and maintain workers compensation and general liability insurance coverage to cover Principal’s obligations under this Section.

10.2             Infringement Claims.  Principal shall defend, indemnify, and hold Agent, its Affiliates, Channel Partners and End Users harmless against any third party liabilities, claims, demands, suits (and any costs, judgments and settlement amounts associated therewith) that the use or disposition of a Pivotal Offerings misappropriates a trade secret or infringes a patent, copyright, or trademark in any of the jurisdictions within which the Pivotal Offerings were sold.  Principal shall promptly engage counsel qualified in the subject matter of such dispute upon receiving notice. Principal shall also pay all damages awarded or agreed to under a settlement made by Principal and/or by a court of final appeal attributable to such claim.  Agent will provide Principal (i) prompt notice in writing of such claim (but late notice shall not void Principal’s obligations in this Section unless the lateness itself prejudiced Principal’s ability to fulfill its obligations); (ii) sole control over the defense and settlement thereof; and (iii) reasonable cooperation from Agent, as applicable, at Principal’s expense in response to a Principal request for assistance.  When settling or compromising any claim, Principal shall not, without Agent’s written approval, make any admission of facts that expose Agent to the imposition of punitive damages or other claims that are not covered by this indemnification.  Should any Pivotal Offering become, or in Principal’s opinion be likely to become, the subject of such a claim, Principal shall, at its option and expense, (a) procure for Agent, Channel Partners and End Users the right to make continued use thereof in accordance with this Agreement; (b) replace or modify the affected Pivotal Offering(s) so that it becomes non-infringing but with substantially equivalent functionality and performance; or (c) if neither (a) nor (b) are reasonably available, accept return of the affected Pivotal Offering(s) and upon receipt thereof refund to Agent the price paid therefore by Agent to Principal.  THIS SECTION 10.2 STATES THE ENTIRE LIABILITY OF PRINCIPAL AND AGENT’S SOLE AND EXCLUSIVE REMEDY WITH RESPECT TO INFRINGEMENT CLAIMS.

10.3             Caps on Direct Damages. Except as may be prohibited by applicable law, AGENT’S LIABILITY ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT, WHETHER BASED ON WARRANTY, CONTRACT, TORT OR OTHERWISE, SHALL NOT EXCEED THE GREATER OF (i) THE TOTAL AMOUNTS PAID BY AGENT TO PRINCIPAL IN THE TWELVE MONTHS IMMEDIATELY PRECEEDING THE DATE OF THE NOTICE OF A CLAIM, OR (ii) ONE MILLION DOLLARS.

10.6             No Indirect Damages. Except as prohibited by applicable law, AGENT SHALL HAVE LIABILITY TO THE OTHER FOR ANY SPECIAL, CONSEQUENTIAL, EXEMPLARY, INCIDENTAL, OR INDIRECT DAMAGES (INCLUDING, BUT NOT LIMITED TO, LOSS OF PROFITS, REVENUES, DATA AND/OR USE), EVEN IF ADVISED OF THE POSSIBILITY THEREOF.

11.0             CONFIDENTIAL INFORMATION

11.1             Definition and Obligation. This Section 11 is intended to apply to the transactions described in this Agreement as well as to any information exchanged between the parties related to this Agreement and identified as confidential information, but, shall not supersede any other nondisclosure agreement(s) which may otherwise bind the parties.  Either party may, in connection with this Agreement, disclose to the other party information considered confidential and proprietary information of the disclosing party (hereinafter “Confidential Information”).  Information shall be considered Confidential Information if clearly identified in writing as confidential in nature by the disclosing party at the time of disclosure, or if the disclosure is oral, is so identified in writing within thirty (30) Business Days thereafter.  The receiving party shall protect the disclosing party’s Confidential Information with the same degree of care that it regularly uses to protect its own Confidential Information from unauthorized use or disclosure, but not less than reasonable care.  No rights or licenses under patents, trademarks or copyrights are granted or implied by any disclosure of Confidential Information. Sections 11.1 and 11.2 shall survive the expiration or termination of this Agreement for a period of three (3) years after disclosure to a party.

11.2             Exceptions.  The obligations of confidentiality imposed by this Agreement shall not apply to any Confidential Information that: (a) is rightfully received from a third party without disclosure restrictions; (b) is independently developed by employees of the receiving party without use of the other party’s Confidential Information; (c) is or becomes publicly available through no wrongful act of the receiving party; (d) is already known by the receiving party as evidenced by documentation bearing a date prior to the date of disclosure; or, (e) is approved for release in writing by an authorized representative of the disclosing party.

11.3             Disclosure to Government.  If a party is required to disclose the Agreement to the government, then before making such disclosure, it shall provide a draft of the proposed disclosure to the other party with an opinion of counsel as to the need to make the disclosure.

12.0             TERM AND TERMINATION

12.1             Term. The initial term of this Agreement will be one (1) year beginning on the Effective Date.  This Agreement will automatically renew for additional successive one-year terms unless one party informs the other of its intent to let the Agreement expire at least ninety (90) days before the end of the then-current term. Notwithstanding the foregoing, if Agent divests 100% of its ownership interests in Principal, then this Agreement will terminate upon the effective date of the divestiture.  The parties agree to negotiate a new agreement to replace it prior to the divestiture to avoid any interruption in business

12.2             Termination for Convenience.  Either party may terminate this Agreement for its convenience on thirty (30) days’ notice to the other party.

12.3             Mutual Termination Rights.  Either party may terminate this Agreement upon written notice if the other party:

a. becomes insolvent or bankrupt, files or has filed against it a petition in bankruptcy, or undergoes a reorganization pursuant to a petition in bankruptcy filed with respect to it; provided that such proceeding is not vacated, dismissed or set aside within sixty (60) days after the date of commencement thereof;

b. is dissolved or liquidated, or has a petition for dissolution or liquidation filed with respect to it;

c.  is subject to property attachment, court injunction, or court order which has a material, adverse impact on its operations;

d. makes an assignment for the benefit of creditors;

e.  commits a material breach of the Agreement that remains uncured more than thirty (30) days, or such other time period as the parties mutually agree, after the breaching party has received written notice thereof from the non-breaching party.  After expiration of the cure period in the foregoing sentence, the non-breaching party may terminate the Agreement by sending a further letter of termination, which shall be effective upon receipt if the breach remains uncured.

12.4             Additional POs.  Prior to the effective date of termination, Agent may issue additional POs with Deliveries to be scheduled not later than sixty (60) days after the effective termination date.  If Agent has included Pivotal Offerings in Quotes to potential End Users prior to termination, and the End User issues POs within ninety (90) days after termination, then the price for such Pivotal Offerings to fulfill such POs shall be the price quoted to Agent prior to the Agreement termination.  Principal shall not change the price for the Pivotal Offerings to be provided under such POs unless the parties agree to the change in writing.

12.5             Effects of Termination.  Upon termination or expiration of this Agreement, each party shall promptly (but in no event later than 60 days) return all of the other’s tangible proprietary information, prototypes and loaned equipment, if any.  Each party shall further destroy or return to the other party any Confidential Information of the other party that it has received in connection with the Agreement.  Termination of this Agreement will not relieve the parties of any obligations incurred prior to the effective date of termination.  The termination or expiration of this Agreement shall not impair any End User license or Support already granted by Agent or Channel Partners to End User for Pivotal Offerings.  The rights of Channel Partners shall cease co-terminus with those of Agent.

12.6             Payment of Commissions.  Upon termination of this Agreement, Agent shall, within settle accounts with Principal as mutually agreed by the parties.

12.7             Survival.  The provisions of this Agreement which by their nature survive termination or expiration of the Agreement shall survive, including without limitation: 1 (“Definitions”); 4 (“Receivables, Proceeds and Compensation of Agent”) but only if payments remain due and owing after termination; 5 (“Delivery”) but only as necessary to fulfill orders placed under Section 13.4; 6.4 (“Disclaimer”), 7.1 (“By Principal to End Users”); 7.3 (“Cooperation”); 10 (“Indemnification and Limitation of Liability”); 11 (“Confidential Information and Publicity”) but with the limitations provided therein; 12.5 (“Effect of Termination”); 12.6 (“Payment of Commissions”); 12.7 (“Survival”); 13 (“Compliance with Laws”) and 14 (“Miscellaneous”).

13.0             COMPLIANCE WITH LAWS

13.1             General.  Principal will cooperate with Agent to ensure that the Pivotal Offerings comply with applicable laws and that the parties are able to comply with their respective legal obligations with respect to the Pivotal Offerings.  Principal and its employees, contractors, and subcontractors shall comply with all applicable laws in connection with any matters that relate to the performance of this Agreement.  Agent may provide Principal with policies and procedures that Agent has developed to facilitate Agent’s compliance with applicable laws, and Principal agrees to cooperate with Agent in conforming to such policies and procedures.  The Sections below are not intended to be an exhaustive list of all legal obligations a party may have in performing under this Agreement.  Principal shall indemnify Agent for all liabilities, taxes, and penalties associated with its failure to comply with applicable laws.

13.2             Ethical Business Practices.  Each party represents and warrants that it has adopted the EICC Principal Code of Conduct (http://www.eicc.info/EICC%20CODE.htm ) or another code that covers the same subjects and as to these subjects, requires substantially the same objectives and outcomes.  Each party agrees to provide such code to the other code to party upon request.  During the term of this Agreement, each party agrees to conform its conduct to the code that it has adopted.

13.2.1                         Anti-Corruption Laws.  Each party understands the U.S. Foreign Corrupt Practices Act, the UK Bribery Act, any other anti-bribery laws in countries in which the party performs under this Agreement, and the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions (collectively the “Anticorruption Laws”) and their applicability to conduct in relation to this Agreement.  Each party agrees not to cause the other to breach the Anticorruption Laws, and agrees to comply with the Anticorruption Laws as if they were applicable to such party. Each party agrees to accurately record in its books and records any and all expenses related to the business under this Agreement.  Each party represents it is a publicly held company or, if privately held, that none of the officers, directors, shareholders, or beneficial owners of the party are government officials and that no more than 40% of the party is owned or controlled by the government.  The terms of this Agreement may be disclosed to the relevant government authorities, if deemed appropriate a party receiving a government request for it.  Each party agrees to provide the other party with periodic certifications, in a form and manner acceptable to the requesting party, of compliance with the Anticorruption Laws as if the certifying party were subject to those laws.  Each party (as requestor) will grant the other party (as recipient) reasonable access to the books and records of the recipient party and the right to audit them if the requestor party has a good faith belief that the recipient party has violated the Anti-Corruption Laws in connection with its performance under this Agreement.  A party may terminate this Agreement if it has a good faith belief that the other party has violated any of the Anticorruption Laws with respect to its performance under this Agreement.

13.3             Country of Origin Identification.  For each Pivotal Offering that the parties mutually agree to sell under this Agreement, Principal shall furnish Agent upon request with country of origin (manufacture) by quantity and model number (Agent’s and Principal’s).  Each component or module, if applicable, of each Pivotal Offering shall be marked with the country of origin as required by applicable law.  Upon Agent’s request, Principal shall provide Agent with a report listing each component or module of each Pivotal Offering and its country of origin.

13.4             Export. Each party shall comply with all export control laws and regulations applicable to its use, transfer or export of the Pivotal Software and Documentation and Vouchers for the foregoing.  Principal certifies that it is not restricted from making or receiving U.S. exports.  Principal shall be responsible for obtaining such export classification control numbers, general licenses or other governmental authorizations as may be required with respect to the use, transfer, or export of the Pivotal Software and Documentation.

13.4.1                Customers-Trade Partnership Against Terrorism (C-TPAT).  Principal shall maintain verifiable, documented, security program that describes Principal’s procedural security, physical security, access controls, personnel security, education and training awareness, manifest procedures and conveyance security.  Principal represents, warrants and covenants that its security program is compliant with the U.S. Customs and Border Protection Service C-TPAT Security Recommendations (as amended) or any successor requirements.

13.4.2                National Security Regulations.  Certain countries may, from time to time, enact laws that require submission of information prior to cargo arriving in the country or region.  As of the Effective Date, the parties are aware of such laws in the U.S., the countries in the European Union and in Canada.  The parties agree to cooperate in providing the necessary information to parties or their designees to allow a party with reporting obligations to fulfill such obligations in a timely manner.

14.0             MISCELLANEOUS

14.1             Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the [State of Texas] [Republic of Ireland], excluding its conflict of law (or similar) rules and excluding the United Nations Convention on Contracts for the International Sale of Goods.

14.2             Relationship of the Parties.  Except as expressly provided for in this Agreement, nothing in this Agreement shall be construed (a) to give either party the power to direct or control the daily activities of the other party, or (b) to constitute the parties as employer and employee, franchisor and franchisee, partners, joint venturers, co-owners or otherwise as participants in a joint undertaking.  Except as expressly provided for in this Agreement, Agent has no right or authority to (i) assume or create any obligation of any kind, express or implied, on behalf of Principal, or (ii) waive any right, interest, or claim that Principal may have against any other person.

14.3             Waiver.  The failure of either party to insist upon or enforce strict conformance by the other party of any provision of this Agreement or to exercise any right under this Agreement shall not be construed as a waiver or relinquishment of such party’s right unless made in writing and shall not constitute any subsequent waiver or relinquishment.

14.4             Amendments.  To be valid, amendments or modifications to the Agreement must be in writing and signed by an authorized representative of each party.  Any verbal agreements, discussions, and understandings, expressed or implied, shall not constitute amendments to this Agreement.

14.5             Severability.  If any provision of this Agreement is finally held by a court of competent jurisdiction to be illegal or unenforceable, then such provision shall be deemed adjusted to conform to the applicable requirements, to the extent reasonably possible, and the adjusted provision, if any, shall have the same effect as if originally included herein.  In any event, the legality, validity, and enforceability of the remaining provisions of this Agreement shall not be affected or impaired.

14.6             Force Majeure.  If the performance hereof, or any obligation hereunder is prevented, restricted or interfered with by reason of fire or other casualty or accident; strikes or labor disputes; war or other violence; any law, order, proclamation, regulation, ordinance, demand or requirement of any governmental agency; or any other act or condition whatsoever beyond the reasonable control of the parties hereto, excluding weather conditions other than catastrophic weather conditions and excluding events which could reasonably have been avoided by the exercise of reasonable prudence, the party whose performance is so affected, upon giving prompt notice to the other party, shall be excused from such performance to the extent of such prevention, restriction or interference; provided, however, that the party so affected shall take reasonable steps to avoid or remove such causes of non-performance and shall immediately continue performance hereunder whenever such causes are removed.  If the delay lasts for sixty (60) or more days from the original date of performance, the party receiving notice of the delay shall have the right to terminate the performance of the affected obligation and/or the Agreement.

14.7             Assignment.  Neither party may assign this Agreement or any rights or delegate any duties hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed.  For clarity, a party that is acquired through the purchase of its assets or its voting equity shall be deemed an assignment under this Section.  Any assignment shall not relieve the assigning party of its obligations without the written consent of the other party.  Any attempted assignment without the other party’s written consent will be void.  Any entity that assumes this Agreement agrees to be bound by all of its terms without modification as a condition to the consent to assign the Agreement.

14.8             Notice.  Any notices required or permitted by this Agreement shall be in writing and shall be delivered to the persons identified below with notice deemed given as indicated:  (i) by personal delivery when delivered personally; (ii) by overnight courier upon written verification of receipt; (iii) by electronic mail upon acknowledgement of receipt of electronic transmission; or (iv) by certified or registered mail, return receipt requested, upon verification of receipt.  If Principal changes any of the website addresses referenced in this Agreement, then Principal will promptly notify Agent pursuant to this Section.  Notices shall be sent to the email or mailing addresses below or such other address as either party may specify in writing.

Agent	Principal
[EMC Corporation	[Pivotal Software. Inc.
176 South Street	875 Howard Street, 5th floor
Hopkinton, MA 01748	San Francisco, CA 94103
Attn: Alliances Manager — Pivotal]	Attn:
Email:]
[EMC Information Systems International
Ovens, County Cork, Ireland	[Pivotal Software International
Email:]	Ovens, County Cork, Ireland
Attn: Legal Department
Email:
with a copy to:
EMC Corporation
Attn: Contracts Manager	with a copy to:
One Dell Way, Round Rock, Texas 78682	Pivotal Software. Inc.
875 Howard Street, 5th floor
San Francisco, CA 94103
Attn: Office of the General Counsel
Email:]

14.9             Technical Contacts.  With respect to all other communications between the parties, the principal contacts are noted below. This information may be changed by written notice between the parties and without the necessity of amending this Agreement:

Agent	Principal
EMC Corporation	[Pivotal Software, Inc.
176 South Street	875 Howard Street, 5th floor
Hopkinton, MA 01748	San Francisco, CA 94103
Attn: Supply Base Management Technical	Attn: Office of the General Counsel
Email:]

[Pivotal Software International
Ovens, County Cork, Ireland
Attn: Legal Department
Email:

with a copy to:
Pivotal Software, Inc.
875 Howard Street, 5th floor
San Francisco, CA 94103
Attn: Office of the General Counsel
Email:]

14.9             Interpretation and Counterparts.  The section and paragraph headings of this Agreement are intended as a convenience only, and shall not affect the interpretation of its provisions. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one single agreement between the parties.

14.10      Effect of Order and Acceptance Documents.  The parties agree that the terms and conditions of this Agreement shall prevail, notwithstanding the contrary or additional terms in any PO, sales acknowledgment, confirmation or any other document issued by either party effecting the purchase and/or sale of Pivotal Offerings, unless such alternate terms are expressly approved in writing by both parties.

14.11.   Entire Agreement.  This Agreement, including all Exhibits, constitutes the entire agreement between the parties and supersedes all prior or contemporaneous agreements, discussions, and understandings between the parties, either express or implied. As of the Effective Date, the following Exhibits are part of this Agreement and are incorporated herein by this reference:

Exhibit A                                             Rate of Commissions

Exhibit B                                             Licensed Marks

Exhibit C                                             Support and Maintenance Terms

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives as of the Effective Date.

[Pivotal Software, Inc.	[EMC Corporation]
(formerly known as GoPivotal, Inc.)]	[EMC Information Systems International]
[Pivotal Software International	“Agent”
(formerly known as GoPivotal International
Limited)]
“Principal”

By:	By:

Print Name:	Print Name:

Title:	Title:

EXHIBIT A

Rates of Commissions

This Exhibit A sets forth the rates of commissions to be paid to Agent for the Pivotal Offerings stipulated in the Agreement.

1.              Commission Rate for Pivotal Offerings between January 1, 2016 and June 30, 2016.  Pursuant to Section 5 of this Agreement, between January 1, 2016 and June 30, 2016, Principal shall pay Agent one and one-half percent (1.5%) of Net Revenue for any Pivotal Offerings

2.              Commission Rate for Pivotal Offerings starting August 11, 2017.  Pursuant to Section 5 of this Agreement, starting on July 1, 2016 and after, Principal shall pay Agent five percent (5.0%) of Net Revenue for any Pivotal Software and Pivotal Subscription Services, and two and one half percent (2.5%) for Support pertaining to perpetual licenses.  Further, Principal agrees to pay Agent a 2.5% payment of Net Revenue for Pivotal Professional Services sold under this Agreement (to an End User with specific Pivotal terms provided by Agent).

3.              Net Revenue.  For purposes of this Agreement, “Net Revenue” shall mean all amounts invoiced by Agent, pursuant to Pivotal Offerings sold/licensed to End Users in the Territory, as determined in accordance with U.S. Generally Accepted Accounting Principles (“US GAAP”), net of all freight, insurance, value added or similar taxes, duties and other similar charges, and less all credits, discounts and amounts refunded to End Users as a result of Pivotal Offering returns.

4.              Reimbursement of Expenses.  Principal shall reimburse Agent for all (a) non-recoverable national, local, value added tax, and similar taxes (excluding taxes on the net income of Agent) paid by Agent in the performance of its obligations hereunder, and (b) significant third party costs and/or non-recurring costs incurred in the performance of its obligations hereunder to the extent that the Parties agree to exclude such costs from paragraph 3, above.

EXHIBIT B

LICENSED MARKS

The Licensed Marks are stated at:

EXHIBIT C

Support Services Terms

This Exhibit C for Licensed Software Support Services Terms (“Exhibit C”) supplements the Agreement between the parties and specifies the obligations of Principal and Agent with respect to support and maintenance of the Licensed Software. As used in this Exhibit C, “Licensed Software” has the same meaning as “Licensed Software” defined in Section 1.10 of the Agreement.  Capitalized terms not defined herein shall have the meaning ascribed to them in the Agreement. If any conflict arises between the Agreement and this Exhibit C, the terms of the Agreement shall control.

Agent will provide End Users with the following link to Principal’s Support Services terms and condition as the terms governing End Users’ receipt and use of Support Services for Pivotal Offerings: